Exhibit 99.2


                   ATMI Acquires Delatech in $50 Million Deal

       Solidifies EcoSys Semiconductor Environmental Unit as Global Leader

DANBURY, CT--(BUSINESS WIRE)--June 1, 1999--ATMI, Inc. (Nasdaq: ATMI - news), today announced it acquired Delatech Incorporated (Milpitas, California) on May 31st. ATMI issued 2.3475 million common shares in exchange for all Delatech shares in this pooling of interests deal. Delatech, a semiconductor environmental equipment supplier, becomes part of ATMI's EcoSys semiconductor process and environmental controls business.

Jim Burns, President of EcoSys, said, "EcoSys's goal is to be able to supply every semiconductor manufacturing customer with all the environmental and process gas monitoring solutions they need. Adding Delatech's products and expertise to our existing product line enables EcoSys to offer our customers complete applications coverage while strengthening our position as the technology leader in effluent abatement."

Roger McKinley, CEO of Delatech, commented, "Delatech and EcoSys are both excited by the prospects before us. Combining Delatech and EcoSys creates a global organization with the critical mass in sales and service to be the semiconductor industry's true leader in comprehensive environmental solutions."

Peter Kirlin, Executive Vice President of ATMI Technologies, said, "ATMI intends to become the company the semiconductor industry turns to for innovative, integrated materials, equipment, and service solutions. Together, EcoSys and Delatech environmental solutions and services are second to none in the semiconductor gas sensor and abatement market."

Delatech Incorporated, a private company, was founded in 1991 to provide environmental abatement equipment to the semiconductor industry. Based in Milpitas, California, it has approximately 110 employees and 1998 revenues in excess of $20 million. Major customers of Delatech products include Applied Materials, United Microelectronics Corp. (UMC), and Taiwan Semiconductor Manufacturing Corporation (TSMC).

ATMI provides products and services for semiconductor device manufacture through its Materials and Technologies units. ATMI Materials includes ADCS thin film materials and delivery systems, NovaSource sub-atmospheric gas delivery systems, and NOW high-purity materials packaging systems. ATMI Technologies includes EcoSys environmental and process solutions, Epitronics thin film deposition services, Emosyn smart card solutions, and other ATMI ventures.

Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products, and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected.


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Contact:

     Dean Hamilton
     ATMI
     203/794-1100
     dhamilton@atmi.com